                                  EXHIBIT 11.1

                STATEMENT RE:  COMPUTATION OF EARNINGS PER SHARE

                                                            1994           1995           1996
                                                         ----------     ----------     ----------
Net income (loss)......................................  $ (773,000)    $  723,000     $2,849,000
                                                          =========      =========      =========
Shares outstanding.....................................   9,000,000      9,000,000      9,000,000
Net incremental shares from assumed exercise of options
  using the treasury stock method......................     166,725        166,725        166,725
                                                          ---------      ---------      ---------
Total shares used in computation of EPS................   9,166,725      9,166,725      9,166,725
                                                          =========      =========      =========
Earnings per share.....................................  $    (0.08)    $     0.08     $     0.31
                                                          =========      =========      =========